Exhibit 5.1
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038

July 31, 2018
The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, FL 33326

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by The Ultimate Software Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders referred to in the Registration Statement of a total of 560,150 shares (the "Shares") of the Company’s common stock, par value $0.01 per share.
In furnishing this opinion, we have examined copies of the Registration Statement, your Certificate of Incorporation and By-Laws, as amended to date, and resolutions adopted by your Board of Directors, authorizing the issuance of the Shares and the filing of the Registration Statement. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of your officers and representatives and others.
Based upon and subject to the foregoing, it is our opinion that, the Shares have been duly authorized and are validly issued, fully paid and nonassessable.
Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York, and we do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the Delaware General Corporation Law, and the federal laws of the United States of America. This opinion is limited to the laws as in effect on the date hereof.
We hereby consent to be named in the Registration Statement to be filed by you with the Commission under the Securities Act as attorneys who have passed upon the legality of the securities to be registered by the Registration Statement; and we further consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,

STROOCK & STROOCK & LAVAN LLP